UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)*

                         Zynerba Pharmaceuticals, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                    98986X109
                              --------------------
                                 (CUSIP Number)

                                 Ethan Benovitz
                          Genesis Capital Advisors LLC
                    1212 Avenue of the Americas, 19th Floor
                               New York, NY 10036
                                 (646) 564-5646
                -----------------------------------------------
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications

                                 August 5, 2015
         -------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Ethan Benovitz
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             788,372*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            788,372*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       788,372*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.03%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

*The shares of common stock (the "Shares") of Zynerba Pharmaceuticals, Inc., a Delaware corporation (the "Company"), reported herein are held by G-TEN Partners LLC ("G-TEN"), Genesis Capital Advisors LLC ("GCA") and Genesis Asset Opportunity Fund L.P. ("GAOF"). Ethan Benovitz and Jaime Hartman, as individuals, act as co-investment managers to G-TEN. Ethan Benovitz and Jaime Hartman are also managing members of GCA and GAOF. In their capacity as co-investment managers of G-TEN, Ethan Benovitz and Jaime Hartman have the sole power to vote and the sole power to direct the disposition of all Shares held by G-TEN. In their capacities as control persons of GCA and GAOF, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own Shares held by GCA and GAOF. Accordingly, for the purposes of Reg. Section 240.13d-3, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own an aggregate of 788,372 Shares, or 9.03% of the Shares deemed issued and outstanding as of August 18, 2014. The beneficial ownership percentage reported herein is based on 8,733,963 Shares issued and outstanding as of August 5, 2015, as disclosed in the Company's Prospectus, as filed with the Securities and Exchange Commission on August 5, 2015. This report shall not be deemed an admission that G-TEN, GCA, GAOF or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose.


                                PAGE 2 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jaime Hartman
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             788,372*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            788,372*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       788,372*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.03%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

* The shares of common stock (the "Shares") of Zynerba Pharmaceuticals, Inc., a Delaware corporation (the "Company"), reported herein are held by G-TEN Partners LLC ("G-TEN"), Genesis Capital Advisors LLC ("GCA") and Genesis Asset Opportunity Fund L.P. ("GAOF"). Ethan Benovitz and Jaime Hartman, as individuals, act as co-investment managers to G-TEN. Ethan Benovitz and Jaime Hartman are also managing members of GCA and GAOF. In their capacity as co-investment managers of G-TEN, Ethan Benovitz and Jaime Hartman have the sole power to vote and the sole power to direct the disposition of all Shares held by G-TEN. In their capacities as control persons of GCA and GAOF, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own Shares held by GCA and GAOF. Accordingly, for the purposes of Reg. Section 240.13d-3, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own an aggregate of 788,372 Shares, or 9.03% of the Shares deemed issued and outstanding as of August 18, 2014. The beneficial ownership percentage reported herein is based on 8,733,963 Shares issued and outstanding as of August 5, 2015, as disclosed in the Company's Prospectus, as filed with the Securities and Exchange Commission on August 5, 2015. This report shall not be deemed an admission that G-TEN, GCA, GAOF or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

                                PAGE 3 OF 7 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       G-TEN Partners LLC
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [_]
                                                                         (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            0
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             566,740*
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            566,740*
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       566,740*
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.49%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------

* The shares of common stock (the "Shares") of Zynerba Pharmaceuticals, Inc., a Delaware corporation (the "Company"), reported herein are held by G-TEN Partners LLC ("G-TEN"), Genesis Capital Advisors LLC ("GCA") and Genesis Asset Opportunity Fund L.P. ("GAOF"). Ethan Benovitz and Jaime Hartman, as individuals, act as co-investment managers to G-TEN. Ethan Benovitz and Jaime Hartman are also managing members of GCA and GAOF. In their capacity as co-investment managers of G-TEN, Ethan Benovitz and Jaime Hartman have the sole power to vote and the sole power to direct the disposition of all Shares held by G-TEN. In their capacities as control persons of GCA and GAOF, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own Shares held by GCA and GAOF. Accordingly, for the purposes of Reg. Section 240.13d-3, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own an aggregate of 788,372 Shares, or 9.03% of the Shares deemed issued and outstanding as of August 18, 2014. The beneficial ownership percentage reported herein is based on 8,733,963 Shares issued and outstanding as of August 5, 2015, as disclosed in the Company's Prospectus, as filed with the Securities and Exchange Commission on August 5, 2015. This report shall not be deemed an admission that G-TEN, GCA, GAOF or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

                               PAGE 4 OF 7 PAGES

              Item 1(a) Name of Issuer:
                        Zynerba Pharmaceuticals, Inc.

              Item 1(b) Address of Issuer's Principal Executive Offices:
                        80 W. Lancaster Avenue, Suite 300
                        Devon, PA 19333

              Item 2(a) Name of Person Filing:
                        Ethan Benovitz
                        Jaime Hartman
                        G-TEN Partners LLC

              Item 2(b) Address of the Principal Office or, if none, Residence:
                        1212 Avenue of the Americas, 19th Floor
                        New York, NY 10036

              Item 2(c) Citizenship:
                        Ethan Benovitz -- United States
                        Jaime Hartman -- United States
                        G-TEN Partners LLC -- Delaware

              Item 2(d) Title of Class of Securities:
                        Common Stock

              Item 2(e) CUSIP Number:
                        98986X109

              Item 3 If the Statement is being filed pursuant to Rule
                     13d-1(b), or 13d-2(b), check whether the person filing is a:

              Item 4    Ownership:
                         (a) Amount Beneficially Owned:
                             Ethan Benovitz -- 788,372*
                             Jaime Hartman -- 788,372*
                             G-TEN Partners LLC -- 566,740*

                        (b) Percent of Class:
                             Ethan Benovitz -- 9.03%*
                             Jaime Hartman -- 9.03%*
                             G-TEN Partners LLC -- 6.49%*

                                PAGE 5 OF 7 PAGES

                        (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or direct the vote:
                             Ethan Benovitz -- 0
                             Jaime Hartman -- 0
                             G-TEN Partners LLC -- 0

                       (ii)  shared power to vote or direct the vote:
                             Ethan Benovitz -- 788,372*
                             Jaime Hartman -- 788,372*
                             G-TEN Partners LLC -- 566,740*


                      (iii)  sole power to dispose or to direct the
                             disposition of:
                             Ethan Benovitz -- 0
                             Jaime Hartman -- 0
                             G-TEN Partners LLC -- 0

                       (iv) shared power to dispose or to direct the disposition of:
                             Ethan Benovitz -- 788,372*
                             Jaime Hartman -- 788,372*
                             G-TEN Partners LLC -- 566,740*

*The shares of common stock (the "Shares") of Zynerba Pharmaceuticals, Inc., a Delaware corporation (the "Company"), reported herein are held by G-TEN Partners LLC ("G-TEN"), Genesis Capital Advisors LLC ("GCA") and Genesis Asset Opportunity Fund L.P. ("GAOF"). Ethan Benovitz and Jaime Hartman, as individuals, act as co-investment managers to G-TEN. Ethan Benovitz and Jaime Hartman are also managing members of GCA and GAOF. In their capacity as co-investment managers of G-TEN, Ethan Benovitz and Jaime Hartman have the sole power to vote and the sole power to direct the disposition of all Shares held by G-TEN. In their capacities as control persons of GCA and GAOF, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own Shares held by GCA and GAOF. Accordingly, for the purposes of Reg. Section 240.13d-3, Ethan Benovitz and Jaime Hartman may be deemed to beneficially own an aggregate of 788,372 Shares, or 9.03% of the Shares deemed issued and outstanding as of August 18, 2014. The beneficial ownership percentage reported herein is based on 8,733,963 Shares issued and outstanding as of August 5, 2015, as disclosed in the Company's Prospectus, as filed with the Securities and Exchange Commission on August 5, 2015. This report shall not be deemed an admission that G-TEN, GCA, GAOF or any other person is the beneficial owner of the securities reported herein for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

                               PAGE 6 OF 7 PAGES

              Item 5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

              Item 6 Ownership of More than Five Percent on Behalf of Another Person:

                        Not applicable.

              Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                        Not applicable.

              Item 8    Identification and Classification of Members of the
                        Group:

                        Not applicable.

              Item 9    Notice of Dissolution of a Group:
                        Not applicable.

              Item 10   Certification:
                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      Ethan Benovitz

                                         August 14, 2015
                                        -----------------
                                        Date

                                        /S/ ETHAN BENOVITZ
                                        ------------------
                                        Signature


                                       Jaime Hartman

                                         August 14, 2015
                                        -----------------
                                        Date

                                        /S/ JAIME HARTMAN
                                        ------------------
                                        Signature


                                        G-TEN Partners LLC

                                         August 14, 2015
                                        -----------------
                                        Date

                                        /S/ ETHAN BENOVITZ
                                        ----------------------------------
                                        Signature

                                        Ethan Benovitz/Managing Member
                                        ------------------------------
                                        Name/Title

                                PAGE 7 OF 7 PAGES